Exhibit (l)

INITIAL CAPITAL AGREEMENT

THIS INITIAL CAPITAL AGREEMENT is entered into as of October 11, 2018 by and between ProcureAM LLC with its principal office at 16 Firebush Road, Levittown, Pennsylvania 19506 (“Purchaser”) and Procure ETF Trust II, a Delaware statutory trust, with its principal office at 16 Firebush Road, Levittown, Pennsylvania 19506 (the “Trust”).

In consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.
The Trust hereby issues and sells to the Purchaser, and the Purchaser hereby purchases 4,000 shares (the “Shares”) of the Procure Space Fund (the “Fund”), a series of the Trust, for a total aggregate cash price of $25 with respect to the Fund for a total aggregate cash price of $100,000, the receipt and sufficiency of which is hereby acknowledged by the Trust.

2.
The Purchaser hereby represents that it is purchasing the Shares for investment only and not with a view to reselling or otherwise redistributing the Shares. Specifically, the Shares are being purchased pursuant to Section 14 of the Investment Company Act of 1940, as amended, to serve as the seed capital for the Fund prior to commencement of the public offering of such Fund’s Shares.

3.
The Purchaser hereby acknowledges that it is aware that the Shares have not been registered under the Securities Act of 1933, as amended (the “Act”), on the basis that the sale of such Shares to the Purchaser will be exempt under Section 4(2) of the Act as not involving any public offering. The Purchaser further acknowledges that the Trust’s reliance on this exemption is predicated on the Purchaser’s representation and warranty to the Trust that the Shares are being acquired for the Purchaser’s own account for investment purpose and not with a view to the distribution or redemption thereof, and that the Purchaser has no present intention to dispose of the Shares. The Purchaser represents that it will not take any action which will subject the sale of the Shares to the registration provisions of the Act.

4. The Trust represents that the Shares are fully paid and non-assessable.

IN WITNESS WHEREOF, the Trust, on behalf of the Fund, and the Purchaser have executed this Agreement as of October 11, 2018, to be effective of the same day.

PROCUREAM LLC		PROCURE ETF TRUST II

By:	/s/ Robert Tull	By:	/s/ Robert Tull
Name:	Robert Tull	Name:	Robert Tull
Title:	President	Title:	President